UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 11, 2003

SAFE ID CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	0-29803	88-0407078
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Suite B3 1700 Varsity Estates Drive NW Calgary, Alberta, CANADA	T3B-2W9
(Address of principal executive office)	Zip Code

Registrant's telephone number, including area code: (403) 247-4630

ITEM 2.        ACQUISITION OR DISPOSITION OF ASSETS

        The Company loaned $145,000 to Essentially Yours Industries, Inc. ("EYI"), a Nevada corporation, pursuant to a promissory note, dated December 16, 2003, a copies of which are attached hereto. Safe ID made the loan in anticipation of the share exchange (the "Exchange") contemplated by that certain Share Exchange Agreement (the "Exchange Agreement", a copy of which was filed as an exhibit to the Company's Report on Form 8-K filed November 20, 2003), by and between the Company and EYI, pursuant to which the Company will issue shares of its common stock to EYI stockholders in exchange for shares of EYI common stock held by them. If the Exchange is consummated, the loan to EYI will be forgiven.

        The source of funds for the loan was proceeds from a private placement in which units comprised of one share of common stock and one warrant to purchase an additional share of common stock at a price of $0.20 per share were offered for sale at a price of $0.14 per unit. The Company has raised a total of $500,000 in the private placement, as required by the terms of the Exchange Agreement. An additional source of funds for the loans to EYI was a loan in the aggregate principal amount of $45,000 from Charles Mallette, a shareholder of the Company, to the Company pursuant to a promissory note, dated December 11, 2003, a copy of which is attached hereto.

ITEM 7.        FINANCIAL STATEMENTS AND EXHIBITS

        (a)        The following exhibits are filed as part of this Current Report on Form 8K:

        10.1        Promissory Note, dated December 16, 2003, by Essentially Yours, Inc. in favor of Safe ID Corporation, in the aggregate principal amount of $145,000

        10.2        Promissory Note, dated December 16, 2003, by Safe ID Corporation in favor of Charles Mallette, in the aggregate principal amount of $45,000

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAFE ID CORPORATION

By: /S/ MAURIZIO FORIGO
Maurizio Forigo, President and Director

By: /S/ JACK D. MACDONALD
Jack D. MacDonald, Director

Date: December 19, 2003